Exhibit 99.2

                                     REPORT

                                     On the

                             Maple Mountain Project

                     Victoria Mining Division, B.C., Canada
                                 NTS Map 092B13E
                        Latitude 48(degree) 50' 35" North
                       Longitude 123(degree) 37' 17" West

                                       For

                        Maple Mountain Explorations Inc.
                          #507, 1313 East Maple Street
                                  Suite No. 201
                             Bellingham, Washington
                                     U.S.A.
                                      98225

                                       by

                              Brian Simmons P.Eng.
                           Consulting Mining Engineer
                             Rodell Enterprises Ltd.
                            Box 151, 1235 Barnes Road
                         Crofton, B.C., Canada, V0R 1R0
                             Phone/Fax 250.246.2520
                       briansimmons@blackgraphitemining.ca


                                   May 3, 2006

                               TABLE OF CONTENTS

SUMMARY .....................................................................  4
INTRODUCTION ................................................................  9
     Purpose of Report ......................................................  9
     Sources of Information .................................................  9
     Extent of Field Involvement ............................................  9
RELIANCE ON OTHER EXPERTS ................................................... 10
PROPERTY DESCRIPTION AND LOCATION ........................................... 10
ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE &
PHYSIOGRAPHY ................................................................ 11
     Topography, elevation and vegetation ................................... 11
     Access to the Property ................................................. 11
     Proximity to Population Centre ......................................... 11
     Climate ................................................................ 11
     Surface Areas .......................................................... 12
HISTORY ..................................................................... 12
GEOLOGICAL SETTING .......................................................... 12
DEPOSIT TYPES ............................................................... 13
MINERALIZATION .............................................................. 14
EXPLORATION ................................................................. 14
DRILLING .................................................................... 14
SAMPLING METHOD AND APPROACH ................................................ 14
SAMPLE PREPARATION, ANALYSES AND SECURITY ................................... 14
DATA VERIFICATION ........................................................... 15
ADJACENT PROPERTIES ......................................................... 15
     Cornucpoia ............................................................. 15
     Falconbridge Ltd ....................................................... 16
     Twin J ................................................................. 17
     Myra Falls ............................................................. 18
MINERAL PROCESSING AND METALLURGICAL TESTING ................................ 18
MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES .............................. 18
OTHER RELEVANT DATA AND INFORMATION ......................................... 18
INTERPRETATION AND CONCLUSIONS .............................................. 19
RECOMMENDATIONS ............................................................. 20
REFERENCES .................................................................. 21
Certificate of author Brian Simmons ......................................... 22

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                                LIST OF FIGURES

Figure 1 LOCATION MAP .......................................................  5

Figure 2 CLAIM LOCATION MAP .................................................  6

Figure 3 REGIONAL GEOLOGY MAP ...............................................  7

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SUMMARY

The Maple Mountain Project consists of one Mineral Claim (Maple Mountain, Tenure No: 531777) located in the Victoria Mining Division of British Columbia Canada (figure 1). The Project area is located on southeastern Vancouver Island about 8-km northeast of the City of Duncan. The Village of Crofton lies at the north end of the claim block (Figure 2).

Mr. Marvin Wosk, President of Maple Mountain Explorations Inc., owns 100% of the Maple Mountain Mineral Claim totaling an area of 382.7 hectares.

The Mineral Claim is located in the Maple Mountain Municipal Forest Reserve which is managed and owned by the District of North Cowichan. Periodically Maple Mountain is an active logging area with selective logging and small clear cuts.

The only known mineralized occurrence on the Maple Mountain Project is on the eastern side of the mineral claim near the top of Maple Mountain (Figure 2). A massive, milky white quartz vein contains 1% disseminated chalcopyrite. A grab sample in 1986 assayed 0.35% copper (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 139, Inventory Detail Report).

From the available history of the Maple Mountain Mineral Claim area, it appears that the majority of the claim has had no mineral exploration. The known mineralized occurrences are located either on road cuts or near the mountain summits.

The immediate area around the Maple Mountain Mineral Claim has been recently explored with mixed results for volcanic hosted polymetallic massive sulphides.

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The Maple Mountain Mineral Claim has a copper mineralized showing and is located adjacent to a past producer, the Cornucopia (Figure 2).

From the nearby massive sulphide Twin J deposit (Figure 3), The Maple Mountain Project is located along strike in the favorable Sicker Group of rocks.

In the author's opinion, the Maple Mountain Project is a worthy exploration target.

A Phase 1 exploratory work program consisting of geological mapping, soil sampling and rock sampling is recommended. Phase 1 will cost $20,554 (USD).

Contingent upon favorable results from Phase 1, A Phase 2 program is also recommended. Phase 2 will consist of a magnetometer survey and trenching, which will cost $21,352 (USD).

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                           FIGURE 1 SITE LOCATION MAP

Map Center: 123(degree)53' W, 49(degree)5' N

Note Map from Mineral Titles Online BC website


                                                                    Page 6 of 22
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                          FIGURE 2 CLAIM LOCATION MAP

Map Center: 123(degree)39' 17" W, 48(degree)51' 8" N

Note Map from Mineral Titles Online BC website


                                                                    Page 7 of 22
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                         FIGURE 3 REGIONAL GEOLOGY MAP

INTRODUCTION

PURPOSE OF REPORT

Mr. Marvin Wosk, President of Maple Mountain Explorations Inc., contracted Brian Simmons P.Eng., to examine the company's Maple Mountain Project and make recommendations for further exploration and development.

The terms of reference used for this report are from the Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines adopted by the Canadian Institute of Mining and Metallurgy. This report was also written in accordance with National Instrument 43-101 - Standards of Disclosure for Minerals Projects.

SOURCES OF INFORMATION

Sources of information noted in the text are Italicized and listed in the References. Notes on Figures 1 through 3 list the sources of the maps. For a glossary of geological terms, I recommend using a computer online search engine such as "Google". Search on "dictionary rocks", then lookup the geological term in question.

EXTENT OF FIELD INVOLVEMENT

On April 27, 2006, Brian Simmons P. Eng. visited the Maple Mountain Mineral Claim (Figure 2). Osborne Bay road, a paved all season road runs northerly through the western portion of the Maple Mountain Mineral Claim. A network of logging roads and trails traverse the Maple Mountain mineral claim. Rock outcrops along the roads were located and inspected.

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RELIANCE ON OTHER EXPERTS

The author performed no legal title searches.

PROPERTY DESCRIPTION AND LOCATION

The Maple Mountain Project consists of one Mineral Claim (Maple Mountain, Tenure
No: 531777) located in the Victoria Mining Division of British Columbia Canada (figure 1). The Project area is located on southeastern Vancouver Island about 8-km northeast of the City of Duncan. The Village of Crofton lies at the north end of the claim block (Figure 2).

The Maple Mountain Mineral Claim (Tenure No. 531777) was staked on April 11, 2006 using the British Columbia Mineral Titles Online computer Internet system (figure 2). All claims staked in British Columbia require $0.40 per hectare worth of assessment work to be undertaken in year 1 through 3, followed by $0.80 per hectare per year thereafter.

Mr. Marvin Wosk owns 100% of the Maple Mountain Mineral Claim.

The Maple Mountain Mineral Claim consists of 12 Cells totaling an area of 382.7 hectares.

Maple Mountain is a Municipal Forest Reserve managed and owned by the District of North Cowichan. Periodically Maple Mountain is an active logging area with selective logging and small clear cuts. Hikers often use the logging roads and connecting trails.

The only known mineralized occurrence on the Maple Mountain Project is on the eastern side of the mineral claim near the top of Maple Mountain (Figure 2). A massive, milky white quartz vein contains 1% disseminated chalcopyrite. A grab sample in 1986 assayed 0.35% copper (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 139, Inventory Detail Report).

There are no known environmental liabilities.

No permits have been applied for or acquired for the proposed work.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE & PHYSIOGRAPHY

TOPOGRAPHY, ELEVATION AND VEGETATION

Elevations range from near sea level to 502 meters at Maple Mountain, with moderate and undulatory topography. All of the property has been logged and is in various stages of regrowth with cedar, fir, alder and maple trees. The bush varies from dense second growth to clear-cut areas. Traverses on foot are difficult over much of the area due to debris left on the ground as a result of the municipality's forest thinning programs.

ACCESS TO THE PROPERTY

Osborne Bay road, a paved all season road runs northerly through the western portion of the Maple Mountain Mineral Claim. A network of logging roads and trails traverse the Maple Mountain mineral claim.

PROXIMITY TO POPULATION CENTRE

The City of Duncan is closest major population center. The Cowichan Valley area including the city Duncan has a population of approximately 50,000 people.

Travelling by car, the Maple Mountain claims are located about 15 minutes by paved road to Duncan.

The Village of Crofton with a population of 3,000 lies at the north end of the claim block (Figure 2).

CLIMATE

A mild climate prevails with warm, dry summers and autumns, and short winters. Dry forest conditions, usually in August, occasionally elevate the forest fire hazard to extreme. This may prompt a closure of municipal lands.

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SURFACE AREAS

Maple Mountain is a Municipal Forest Reserve managed and owned by the District of North Cowichan. Permission from the District of North Cowichan should be obtained for any work program. The Maple Mountain logging roads are gated and locked

A major Hydro transmission line is located south of the Maple Mountain Claims.

HISTORY

In 1986 to 1987, Falconbridge Ltd. and Kidd Creek Mines Ltd. performed Geochemical, Geological, Physical and Drilling work on the adjoining and overlapping PF 87 group of claims (expired).

In 1986 Falconbridge discovered a quartz vein that yielded 0.35% copper from a grab sample (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 139, Inventory Detail Report). This copper showing is located on the Maple Mountain Mineral Claim (Figure 2).

No work history was found for the center portion of the Maple Mountain Mineral Claim.

GEOLOGICAL SETTING

The Cowichan uplift is one of three geanticlinal uplifts that expose rocks of the Paleozoic Sicker and Buttle Lake groups on Vancouver Island (Figure 3). Cretaceous sediments of the Nanaimo group unconformably overlie the Paleozoic rocks; the contact is marked by a basal conglomerate containing volcanic fragments derived from the Sicker Group. The local stratigraphy is disrupted by folding (pre-Triassic as well as Tertiary) and the intrusions of two gabbro sills (informally known as the Mount Hall Gabbro) that are coeval with the Upper Triassic Karmutsen Formation (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 001, Capsule Geology).

The Maple Mountain (copper showing, Figure 2) occurrence area is underlain by basaltic andesites of the Devonian Nitinat Formation, Sicker Group. These are intruded by gabbroic rock (informally called the Mount Hall Gabbro), coeval with the Upper Triassic Karmutsen Formation (Vancouver Group), and by quartzfeldspar porphyry of the Late Devonian Saltspring Intrusive Suite (formerly the Saltspring Intrusions), (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 139, Capsule Geology)

DEPOSIT TYPES

Volcanic hosted polymetallic, massive sulphide deposits are found in the Sicker Group of rocks. This is the type of deposit being explored for on the Maple Mountain Project.

Approximately 12 km northwest of the Maple Mountain Project is the past producing Twin J polymetallic deposit (Figure 3). The Twin J mine was examined by J.S. Stevenson in the 1940's and the following description is derived from his paper (Geology of the Twin J Mine; Structural Geology of Canadian Ore Deposits, Volume 1, The Canadian Institute of Mining and Metallurgy, 1948). The rocks in the mine, and nearby, include cherty tuffs, graphitic schists, rhyolite porphyry and diorite. The chert and graphitic schists form a band of sediments 30 to 45 meters wide that are near the workings are at least 640 meters long. The trend of the band and the strike of the sediments are 110 degrees. The dip of the sediments is 50 degrees southwest. Two types of ore are found in association with the cherty tuffs and graphitic schists: a barite ore consisting of a fine grained mixture of pyrite, chalcopyrite, sphalerite and a little galena in a gangue of barite, quartz and calcite; and a quartz ore consisting of mainly quartz and chalcopyrite.

The two main orebodies, known as the North orebody and the South orebody, are long, lenticular bodies lying along two main dragfolds in the band of sediments.

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The North orebody measures about 500 meters along strike, 37 meters downdip and from 0.3 to 3 meters in thickness. The South orebody, which is 46 meters from the North, and has its upper limit 45 meters higher, measures 640 meters along strike, 45 meters downdip and is about 6 meters in thickness.

MINERALIZATION

The only known mineralized occurrence on the Maple Mountain Mineral Claim is on the eastern side of the mineral claim near the top of Maple Mountain. A massive, milky white quartz vein contains 1% disseminated chalcopyrite. A grab sample in 1986 assayed 0.35% copper (Assessment Report 16029, page 14).

EXPLORATION

The nature of all relevant work to date on the Maple Mountain Project has been;

1. site visit to the Maple Mountain Project
2. the gathering of all past information,
3. reviewing and analyzing the information,
4. and the writing of this report.

DRILLING

No drilling was done on the Maple Mountain Project.

SAMPLING METHOD AND APPROACH

No sampling was done on the Maple Mountain Project

SAMPLE PREPARATION, ANALYSES AND SECURITY

This section is not applicable to this report.

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DATA VERIFICATION

The sources of information, which are not based on personal examination, are quoted in the report and listed in the references. The information provided by the various parties is to the best of my knowledge and experience correct.

ADJACENT PROPERTIES

CORNUCPOIA

Located to the immediate west of the Maple Mountain Mineral Claim on Mount Richards is the Cornucopia (Figure 2), a past producer (MINFILE No. 092B 038). The history of the Cornucopia from the MINFILE Detail Report is as follows:
Around 1917, a prospect hole was sunk 3.6 meters deep, 3 meters long and 2.4 meters wide. A sample taken from the dump assayed 2.1% copper, 27.43 grams per tonne silver and a trace of gold (Minister of Mines Annual Report 1917, page
269). About 60 meters west of the prospect hole there is a short adit driven in schist and quartz. About 120 meters west of the adit is a extensive outcropping of quartz carrying "low values".

Twenty-three tonnes of ore were produced from the Cornucopia deposit in 1960. From this production, 1,058 grams of gold (46 g/t Au) and 93 grams of silver (4 g/t Ag) were recovered. (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 038, Detail Report)

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FALCONBRIDGE LTD.

In 1986 to 1987, Falconbridge Ltd. and Kidd Creek Mines Ltd. performed Geochemical, Geological, Physical and Drilling work on the adjoining and overlapping PF 87 group of claims (expired).

Geological mapping at a scale of 1:5000 was done to the east, north, west and southwest of the Maple Mountain Mineral Claim.

In 1986 to 1987, the Geochemical, Physical and Drilling work done on the PF 87 group of claims was done on the Powerline Grid. The Powerline Grid is located to the southwest and adjacent to the Maple Mountain Mineral Claim (Figure 2). A summary of the work results from the Powerline Grid is as follows;

1. Two pyritic zones occur on the property. The zones contain up to 7 per cent pyrite and up to 0.09 per cent copper. The rocks on this property have been affected by regional low-grade greenschist metamorphism (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 139, Detailed Summary Report, Assessment Report 16029).

2. Three NQ Diamond Drill holes were drilled in 1987 for a total of 1083.0 meters. The mafic rocks host up to 20 per cent pyrite and trace chalcopyrite locally with up to 3718 ppm copper over 1.0 meters encountered in the drill holes (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 139, Detailed Summary Report, Assessment Report 16319).

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TWIN J

The past producing Twin J mine is located about 12 km northwest of the Maple Mountain Mineral Claims (Figure 3). Volcanogenic, polymetallic massive sulphides hosted in felsic volcanic tuffs of the McLaughlin Ridge (Sicker Group) were discovered on Mount Sicker in the late 1800's. Three separate underground mines (Lenora MINFILE No. 092B 001, Tyee 92B002, Richard III 092B 003) were in operation from 1899 to 1907. The three mines later on became the Twin J mine (from 1942 to 1952). Total tones mined from all three mines were 277,402 tonnes. The Lenora mine (later the Twin J mine) produced the following from 119,831 tonnes mined (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 001, Production Detail Report).

LENORA (TWIN J) MINE RECOVERY GRADE

Silver         10,721,545 grams         89.5 g/t Ag
Gold           386,145 grams            3.2 g/t Au
Copper         3,595 tonnes             3.0 % Cu
Zinc           1,926 tonnes             1.6 % Zn
Lead           164 tonnes               0.1% Pb
Cadmium        4,546 kilograms          37.9 g/t Cd

The Tyee mine from 1901 to 1909 mined 152,688 tonnes of ore to produce the following (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 002, Production Detail Report).

TYEE MINE RECOVERY GRADE

Silver         13,725,069 grams         89.9 g/t Ag
Gold           762,553 grams            5.0 g/t Au
Copper         5,841 tonnes             3.8 % Cu

The Richard III mine produced 4,903 tonnes from 1903 to 1907. Grades were similar to the Tyee mine.

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MYRA FALLS

Located near the center of Vancouver Island, the Myra Falls mine on Buttle Lake (Breakwater Resources) has been in continuous operation since 1966 (Figure 3). The mineral deposits comprise complex metal-zoned volcanogenic massive sulphides contained in the 450 meter thick Myra Formation of the Sicker Group volcanic assemblage.

As of December 31, 2004, Myra Falls has Proven and Probable Mineral Reserves of 6,392,000 tonnes at 6.7% Zn, 1.1 % Cu, 1.4 g/t Au and 49 g/t Ag (from Breakwater Resources Ltd. website, www.breakwater.ca).

MINERAL PROCESSING AND METALLURGICAL TESTING

No metallurgical testing done.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

No Mineral Resource or Mineral Reserve estimates.

OTHER RELEVANT DATA AND INFORMATION

None

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INTERPRETATION AND CONCLUSIONS

From the available history of the Maple Mountain Mineral Claim area, it appears that the majority of the claim has had no mineral exploration. The known mineralized occurrences are located either on road cuts or near the mountain summits.

The immediate area around the Maple Mountain Mineral Claim has been recently explored with mixed results for volcanic hosted polymetallic massive sulphides.

The Maple Mountain Mineral Claim has a copper mineralized showing and is located adjacent to a past producer, the Cornucopia.

From the nearby Twin J deposit, The Maple Mountain Project is located along strike in the Sicker Group of rocks.

In the authors opinion, the Maple Mountain Project is a worthy exploration target.

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RECOMMENDATIONS

The following work program is recommended for the Maple Mountain Project.

Phase 1 of the work program will consist of geological mapping, soil sampling and rock sampling.

                                 PHASE 1 BUDGET

Geologist 12 days @ $642/day            $ 7,704
Technologist 12 days @ $250/day         $ 3,000
Vehicle 12 days @ $100/day              $ 1,200
Rock Samples 20 @ $50 each              $ 1,000
Soil Samples 50 @ $41 each              $ 2,050
Expenses, food, field supplies          $ 3,600
Report                                  $ 2,000
                                        -------
TOTAL (US DOLLARS)                      $20,554
                                        =======

Contingent upon favorable results from Phase 1, the following Phase 2 work program is recommended. Phase 2 will consist of a magnetometer survey and trenching.

                                 PHASE 2 BUDGET

Bond                                    $ 5,000
Geologist 6 days @ $642/day             $ 3,852
Technologist 6 days @ $250/day          $ 1,500
Vehicle 6 days @ $100/day               $   600
Magnetometer Survey                     $ 2,000
Excavator 2 days @ $1200/day            $ 2,400
Assays 40 @ $50 each                    $ 2,000
Expenses, food, field supplies          $ 2,000
Report                                  $ 2,000
                                        -------
TOTAL (US DOLLARS)                      $21,352
                                        =======

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REFERENCES

Breakwater Resources Ltd., Myra Falls Operations, website www.breakwater.ca

Booth, K., 1987, 1986 Geological Report on the PF Option, Falconbridge Limited, Geological Branch Assessment Report 16,029

Government of British Columbia Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092B 001, 092B 002, 092B 003, 092B 038, 092B 039, 092B
139, 092F 330.

Muller, J.E., 1980, The Paleozoic Sicker Group of Vancouver Island, Geological Survey of Canada, Paper 79-30

Stevenson, J.S., 1948, Geology of the Twin J Mine; Structural Geology of Canadian Ore Deposits, Volume 1, The Canadian Institute of Mining and Metallurgy

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CERTIFICATE OF AUTHOR BRIAN SIMMONS


I, Brian Simmons, am a Professional Engineer and President of Rodell Enterprises Ltd. at 1235 Barnes Road, Crofton, B.C., CANADA, VOR1RO

I am a member of the Association of Professional Engineers and Geoscientists of British Columbia and I am a registered Professional Engineer with License # 15588.

I graduated in 1981, from the Colorado School of Mines with a Bachelor of Science Degree in Mining Engineering. I have practiced my profession for 24 years both as an independent consultant and employee for mining companies in North America. My experience includes exploration, development to production and production.

As a result of my experience and qualification I am a Qualified Person as defined in National Instrument 43-101. lam presently a Consulting Mining engineer and have been since 1995.

I visited and examined the Maple Mountain Project property and reviewed the available data. The sources of information not based on personal examination are quoted in the report. The information provided by the various parties is to the best of my knowledge and experience correct.

I am not aware of any material fact or material change with respect to the subject matter of this technical report that is not reflected in this report, the omission to disclose which would make this report misleading.

I am independent of Maple Mountain Explorations Inc. in accordance with the application of Section 1.4 of National Instrument 43-101.

I have read National Instrument 43-101, Form 43-101 Fl and this report has been prepared in compliance with NI 43-101 and Form 43-1 01 Fl.

This report titled MAPLE MOUNTAIN PROJECT has been prepared for Maple Mountain Explorations Inc. Permission is hereby granted to Maple Mountain Explorations Inc. for the inclusion of this report in support of any filings with the US SEC, and/or other regulatory bodies.

Dated this 3rd day of May, 2006 in Crofton, B. C. CANADA


/s/ Brian Simmons, P. Eng.
------------------------------

Brian Simmons, P. Eng.
Consulting Mining Engineer